Exhibit 10.31

Deed Poll of Indemnification
Dated April 21, 2010
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Deed Poll
(Luxembourg — Evergreen)

THIS Deed Poll is made on April 21,2010
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	On 5 November 2009 Beverage Packaging Holdings (Luxembourg) III S.à r.l. acquired, both directly and through a subsidiary, the Closure Systems International group of companies and the Reynolds Consumer Products group of companies. The financing arrangements put in place for this acquisition, and the original acquisition of the SIG group of companies, were amended or replaced, including (without limitation) by (i) the entry into of a senior secured credit agreement, dated 5 November 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG as administrative agent (as subsequently amended, restated or otherwise modified from time to time, the “Senior Credit Facilities”), (ii) the entry into of an indenture dated 5 November 2009 (the “2009 Indenture”), in respect of senior secured notes due 2016 (the “2009 Notes”) and (iii) entry into certain intercreditor arrangements in respect of the Senior Credit Facilities, the 2009 Notes, and certain senior notes and senior subordinated notes issued in 2007 by Beverage Packaging Holdings (Luxembourg) II S.A. (together the “2007 Notes”) (collectively, the “Existing Financing”).
B.	It is currently anticipated that RGHL will indirectly acquire (i) the Evergreen group of companies (the “Evergreen Group”) from certain subsidiaries of the parent of the Evergreen Group, Carter Holt Harvey Limited (“CHH”) and (ii) the business, assets and liabilities of the Whakatane Paper Mill from CHH (collectively, the “Acquisition”).
C.	In connection with the Acquisition, RGHL and certain of its subsidiaries will incur additional debt, and that the Existing Financing will be supplemented and/or amended. Further, certain members of the Evergreen Group will also incur additional debt, and will accede to the Existing Financing, as supplemented and/or amended, and provide certain security and/or guarantees. The Luxembourg Obligor (as defined below) may, among other things, be required to do all or some of the following:
1.	enter into a new indenture in respect of new unsecured notes (the “Unsecured Notes”) issued by an indirect subsidiary of RGHL,

including the provision of unsecured guarantees in respect of such notes;
2.	accede to, and provide guarantees and/or security in respect of, the 2009 Notes, including (if relevant) any additional senior secured notes, issued either by way of (i) a supplement to the 2009 Indenture or (ii) a new senior notes indenture (collectively, the Senior Secured Notes”);
3.	accede to, and provide guarantees and/or security in respect of, the Senior Credit Facilities, including the additional debt incurred either under (i) an incremental facility provided for in the Senior Credit Facilities and/or (ii) an amendment to the Senior Credit Facilities (collectively, the “Bank Debt”);
4.	accede to, and provide subordinated guarantees in respect of, the 2007 Notes; and
5.	enter into certain intercreditor arrangements in respect of the Unsecured Notes, the Senior Secured Notes, the Bank Debt and the 2007 Notes.
(collectively, the “Transactions”).
D.	Rank has agreed to provide an indemnity to the Indemnitees in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a Deed Poll in favour and for the benefit of each Indemnitee.
THIS LETTER OF INDEMNIFICATION WITNESSES as follows:
1.	Definitions
“Indemnitee” means each person listed in Part B to the Schedule to this Deed Poll.
“Indemnitee Company” means, in relation to an Indemnitee, any Luxembourg Obligor of which an Indemnitee is a director.
“Luxembourg Obligor” means the company listed in Part A to the Schedule to this Deed Poll.
2.	Indemnification
Rank shall upon first demand indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of an Indemnitee Company in his or her capacity as a director of the Indemnitee Company on written (including by e-mail or telefax) instruction from a direct or indirect shareholder of the relevant Indemnitee Company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.
3.	Limitations on Indemnification
Notwithstanding any other provision of this Deed Poll, an Indemnitee shall not be entitled to indemnification under this Deed Poll:
1.	to the extent that such indemnification is not permitted by applicable laws; or
2.	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or
3.	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or
4.	to the extent that payment has or will be made to the relevant Indemnitee by the Indemnitee Company or any affiliate of Rank otherwise than pursuant to this Deed Poll; or
5.	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,
(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant Luxembourg Obligor; or
(iii)	such indemnification is provide by the Luxembourg Obligor, in its sole discretion, pursuant to the powers vested in the Luxembourg Obligor under applicable law.
4.	Indemnification Procedure
A.	Each Indemnitee shall give Rank notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Deed Poll. To obtain indemnification payments or advances under this Deed Poll, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.
B.	There shall be no presumption in favour of indemnification. If there is a dispute between Rank and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Rank to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Rank and the relevant Indemnitee.
5.	Severability
If any provision or provisions of this Deed Poll shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Deed Poll and this Deed Poll shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
6.	Governing law and jurisdiction
This Deed Poll shall be governed by and its provisions construed in accordance with New Zealand law.
7.	Amendments
No amendment or modification of this Deed Poll shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Deed Poll.

IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.

Rank Group Limited
By:	/s/ Graeme Hart
Graeme Hart
Position: Director
Address: 743 Riddell Rd, Glendowie, New Zealand 1005

Schedule
Part A
Luxembourg Obligor
•	Evergreen Packaging (Luxembourg) S.à r.l.
Part B
List of Indemnitees
•	Gregory Cole

•	Stewart Kam-Cheong

•	Herman Schommarz